EXHIBIT 99.1

BROWN SHOE PROVIDES COSTS FOR EXPENSE REDUCTION INITIATIVES; ANNOUNCES PRELIMINARY FOURTH QUARTER REVENUE

ST. LOUIS, MISSOURI, February 5, 2009 -- Brown Shoe Company, Inc. (NYSE: BWS) today provided an update on its expense and capital containment initiatives that were announced January 21, 2009.  These initiatives, which include changes in compensation structure, rationalization of operating expenses, and workforce reduction, are now expected to yield annual savings in the range of $28 million to $31 million.  Costs related to its expense initiatives are currently anticipated in the range of $27 million to $30 million ($5 million to $6 million will be non-cash), the majority of which will be incurred in the Company’s fourth quarter of fiscal 2008.  The Company has also reduced its planned capital expenditures for the 2008 to 2011 period by an additional $35 million, bringing total planned capital expenditure reductions to $107 million for this period.

The workforce reduction program is expected to affect 12 to 14 percent of its domestic workforce in business areas across the enterprise, excluding stores and distribution centers.  Associate separations are beginning in February, with final dates of employment determined on an individual basis and driven by business need.  Additionally, the Company has made commensurate reductions in workforce and payroll in its Far East sourcing operations, stores, and distribution centers.

“These are essential actions that we are taking to proactively address the uncertainty that remains in the marketplace and we remain focused on identifying additional opportunities to reduce expenses without impacting investments in key strategic growth opportunities.  Reducing our workforce is a necessary measure to appropriately realign our cost structure to sales expectations.  It is the right thing to do for our business and we are committed to implementing it in the right way for our business and our people, who have made tremendous contributions to our company’s culture and successes,” Brown Shoe Chairman and CEO Ron Fromm said.

The Company also announced that preliminary consolidated net sales for the thirteen-week period ended January 31 were $521 million.  Preliminary net sales for the period for its Famous Footwear division were $312 million and same-store sales declined 3.6 percent.  Preliminary net sales at its Wholesale division in the quarter declined by 25 percent versus the same period last year, slightly below expectations primarily due to a shift of shipments into the first quarter, as a result of the extreme winter weather in the last week of January.

Fromm continued, “Brown Shoe continues to work hard in this difficult economic environment to deliver unique consumer offerings and generate sales in our retail and wholesale brands, while effectively managing our liquidity, capital, and expenses.  We are focused on maintaining our financial health while appropriately investing in strategic and market share opportunities, including scheduled brand launches in 2009.  While we are in the process of closing our books for the quarter and the year, we are comfortable with our previous communication that we expect our adjusted earnings per diluted share to fall within the low-end of our guidance range.”

The Company also announced that it will hold a conference call to discuss its fourth quarter and full-year 2008 financial results on Thursday, March 5, 2009 at 8:00 a.m. Central time/9:00 a.m. Eastern time. The question-and-answer session of the call will be limited to institutional analysts and investors, but retail brokers, individual investors, and other interested parties are invited to attend via a live webcast at http://www.brownshoe.com/investor or http://www.earnings.com website (type in the BWS ticker symbol to locate the broadcast). The Company plans to issue its quarterly results press release before the market opens that day.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the Company’s expense reduction initiatives, which are subject to change as the Company makes decisions and refines these estimates over time; (ii) potential disruption to the Company’s business and operations as it implements its workforce reduction initiatives; and (iii) the timing and uncertainty of activities and costs related to expense reduction initiatives, software implementation, and business transformation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the over 1,100-store chain that sells brand name shoes for the family, over 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, Franco Sarto and Via Spiga names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Sam Edelman, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Carlos by Carlos Santana, Fergie branded footwear, and Vera Wang Lavender Label Collection as well as Barbie, Fisher-Price and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Erin Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515